Exhibit 99.01

FOR IMMEDIATE RELEASE	NEWS RELEASE

Contact:	Fran Barsky
Manager, Investor Relations and Corporate Communications Cree, Inc. (T) 919-313-5397 (F) 919-313-5615 Fran_Barsky@Cree.com

CREE REPORTS FINANCIAL RESULTS FOR

FIRST QUARTER FISCAL YEAR 2004

Record Revenue Grew 36% Over Prior Year Period

Earnings Per Share Increased 140 Percent Over Prior Year Period

Durham, NC, October 16, 2003 – Cree, Inc. (Nasdaq: CREE) today announced revenue of $66,211,000 for the first quarter of fiscal 2004, representing a 36 percent increase over the company’s comparable year ago period revenue of $48,811,000. Operating income increased 211 percent to $11,974,000 compared to $3,847,000 reported in the comparable prior year period. Net income for the first quarter was $8,879,000, or $0.12 per share, compared to $3,883,000, or $0.05 per share, as reported for the first quarter of fiscal 2003.

Chuck Swoboda, President and Chief Executive Officer of Cree stated, “Once again, Cree delivered a solid quarter with revenue exceeding our expectations. We continue to experience strong demand for our LED products for use in mobile appliances and other backlighting applications. Going forward, we remain committed to making the investments necessary to drive long-term product innovation to enable new and existing applications which incorporate our silicon carbide (SiC) and group III nitride (GaN) technology.”

Cree, Inc. will host a conference call at 5:00 p.m. Eastern Time today to review the highlights of the first quarter fiscal 2004 results. The conference call will be available to the public through a live audio web broadcast via the Internet. Log onto Cree’s website at www.cree.com and go to “News & Investor—Overview” for webcast details. The call will be archived and available on the website through October 30, 2003.

Cree is an advanced semiconductor company that leverages its expertise in silicon carbide (SiC), gallium nitride (GaN) and silicon (Si) materials technology to produce new and enabling semiconductors. The products include blue, green and near ultraviolet (UV) light emitting diodes (LEDs), near UV lasers, radio frequency (RF) and microwave devices, and power switching devices. Targeted applications for these products include solid state illumination, optical storage, wireless infrastructure and power switching. For more information on Cree, please visit www.cree.com.

The schedules attached to this release are an integral part of this release. This press release contains forward-looking statements involving risks and uncertainties, both known and unknown, that may cause actual results to differ materially from those indicated. Actual results could differ materially due to a number of factors, including risks associated with our pending securities and other litigation, such as the considerable management time and attention required and substantial expenses incurred regardless of its outcome and the potential impact of an adverse result of the lawsuits filed against us and certain named executives and directors. In addition, the SEC has requested that we provide information in response to an informal inquiry. The outcome of the SEC inquiry could adversely affect our operations and financial statements, including the results announced today. Furthermore, we are subject to risks associated with the production ramp-up for our new products; the risk that we will be unable to manufacture products with sufficiently low cost to offer them at competitive prices or with acceptable margins; the rapid development of new technology and competing products that may impair demand or render our products obsolete; the potential lack of customer acceptance for the products; and other factors discussed in our filings with the Securities and Exchange Commission, including our report on Form 10-K for the year ended June 29, 2003 and subsequent reports filed with the Commission.

Cree and the Cree logo are registered trademarks of Cree, Inc.

— Tables Follow —

CREE, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

	Three Months Ended
	09/28/2003	09/29/2002
	(Unaudited)	(Unaudited)
Product revenue	$59,163	$42,154
Contract revenue	7,048	6,657

Total revenue	66,211	48,811

Cost of product sales	32,503	25,117
Cost of contract sales	5,492	4,989

Total cost of sales	37,995	30,106

Gross profit	28,216	18,705

Operating expenses:
Research and development	8,327	6,564
Sales, general and administrative	7,912	7,825
Severance expense	—	400
Other expense	3	69

Income from operations	11,974	3,847

Other non operating income	2	—
Net interest income	892	1,400

Income before income taxes	12,868	5,247

Income taxes	3,989	1,364

Net income	$8,879	$3,883

Net income per share, diluted	$0.12	$0.05

Weighted average shares of common stock outstanding, basic	74,174	72,747

Weighted average shares of common stock outstanding, diluted	75,754	74,460

CREE, INC.

CONSOLIDATED BALANCE SHEETS

(in thousands)

	Balance Sheet
	09/28/2003
	(Unaudited)	06/29/2003
Assets:
Current assets:
Cash & equivalents & short term investments	$137,123	$140,037
Accounts receivable, net	57,659	43,901
Inventory	16,225	17,674
Current portion of deferred taxes	1,964	1,863
Other current assets & prepaid expenses	5,020	5,880

Total current assets	217,991	209,355

Property, plant & equipment, net	256,955	251,346
Long-term investments held to maturity	57,997	58,794
Long term portion deferred income taxes	16,952	20,934
Patents and license rights, net	10,553	7,146
Other assets	16,185	16,119

Total assets	$576,633	$563,694

Liabilities & Shareholders’ Equity:
Current liabilities:
Accounts payable trade	$15,272	$14,916
Accrued salaries & other expenses	9,563	7,843
Deferred revenue	7,132	5,533

Total current liabilities	31,967	28,292

Long term liabilities:
Other long term liabilities	—	31

Total long term liabilities	—	31

Shareholders’ Equity:
Common stock	92	92
Additional paid in capital	526,627	526,318
Deferred compensation	(113)	(218)
Retained earnings	18,060	9,179

Total shareholders’ equity	544,666	535,371

Total liabilities & shareholders’ equity	$576,633	$563,694

CREE, INC.

Operating Segment Information

(in thousands)

	Three Months Ended
	09/28/2003 (Unaudited)	09/29/2002 (Unaudited)
Revenue:

Cree*	$65,160	$48,111
Cree Microwave	1,051	700

Total revenue	$66,211	$48,811

Net income (loss) before income taxes:

Cree*	$16,271	$10,518
Cree Microwave	(3,403)	(5,271)

Total net income (loss) before income taxes	$12,868	$5,247

*	Includes interest income and other segment operating results